As filed with the Securities and Exchange Commission on December 22, 2016

Registration No. 333-197499

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TUBEMOGUL, INC.

(Exact name of issuer as specified in its charter)

Delaware	51-0633881
(State of incorporation)	(I.R.S. Employer Identification No.)

345 Park Avenue San Jose, California	95110
(Address of Principal Executive Offices)	(Zip Code)

2014 Equity Incentive Plan

2014 Employee Stock Purchase Plan

2007 Equity Compensation Plan

(Full title of plan)

Donna Morris

President

TubeMogul, Inc.

345 Park Avenue

San Jose, California 95110

(408) 536-6000

(Name, address and telephone number of agent for service)

Copy to:

Jane Ross

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood City, California 94065

(650) 802-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON STOCK

On July 18, 2014, TubeMogul, Inc. (“TubeMogul”) filed a registration statement on Form S-8 (No. 333-197499) (the “Registration Statement”) with the Securities and Exchange Commission, registering 7,475,000  shares of TubeMogul’s common stock, current par value $0.001 per share (the “Common Stock) under the 2014 Equity Incentive Plan, 750,000 shares of Common Stock under the 2014 Employee Stock Purchase Plan and 4,443,280 shares of Common Stock under the 2007 Equity Compensation Plan.

On December 19, 2016, pursuant to the terms of the Agreement and Plan of Merger, dated as of November 10, 2016, by and among Adobe Systems Incorporated (“Adobe”), Tiger Acquisition Corporation, a wholly owned subsidiary of Adobe, and TubeMogul, Tiger Acquisition Corporation merged with and into TubeMogul, and TubeMogul became an indirect wholly owned subsidiary of Adobe (the “Merger”). As a result of the Merger, the offerings pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by TubeMogul in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statement that remain unsold at the termination of the offerings, TubeMogul hereby removes from registration the Common Stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, State of California, on the 22nd day of December, 2016.

TUBEMOGUL, INC.

By:	/s/ Donna Morris
Name: Donna Morris
Title: President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Donna Morris	President	December 22, 2016
Donna Morris	(Principal Executive Officer)

/s/ Keith San Felipe	Vice President and Treasurer	December 22, 2016
Keith San Felipe	(Principal Financial and Accounting Officer) Director

/s/ Tracy Hanson	Director	December 22, 2016
Tracy Hanson